Oasis Petroleum Announces Retirement of Thomas Nusz and Appointment of Douglas E. Brooks as Chief Executive Officer

HOUSTON, December 23, 2020 /PRNewswire/ -- Oasis Petroleum Inc. (Nasdaq: OAS) (“Oasis” or the “Company”) today announced that Thomas Nusz, the Company’s Chief Executive Officer, retired from his position as Chief Executive Officer of Oasis and from its Board of Directors effective December 22, 2020. Mr. Nusz will remain employed by the Company through December 30, 2020. Douglas E. Brooks, Oasis’ Board Chair, has been appointed to the additional role of Chief Executive Officer (“CEO”) effective December 22nd. The Board of Directors will conduct a search for a new CEO, which it expects will be complete over the next few months. Mr. Brooks intends to maintain his role as Board Chair following selection of a new CEO. In addition, Samantha Holroyd, the chair of Oasis’ Nominating, Environmental, Social & Governance Committee, has been named as Lead Independent Director during the period that Mr. Brooks is both the Board Chair and CEO.
    In connection with his resignation from the Company, Mr. Nusz also resigned from the board of directors of OMP GP LLC (“OMP GP”), the general partner of Oasis Midstream Partners LP (Nasdaq: OMP), effective December 22, 2020. On that date, Mr. Brooks was elected to serve on the board of directors of OMP GP (the “GP Board”), and he is expected to be elected by the GP Board to serve as Chairman of the Board of OMP GP.
Board Chair Douglas E. Brooks commented, “We want to thank Tommy for his tireless efforts and leadership over the past 13 years. He founded and guided Oasis through numerous commodity cycles and built a unique and very positive culture with a talented workforce that we intend to maintain and continue to nurture. He has been well-respected by his employees and peers. We will immediately begin an active and thorough search for a new CEO. As we look to the future, we believe Oasis is uniquely positioned with a best-in-class balance sheet, quality assets that generate strong, sustainable free cash flow and new strategic priorities. I believe the ongoing strong leadership provided by the new Board, other key members of our strong senior management team and our employees will continue to guide Oasis forward as the world and energy industry emerges from a very difficult year. We remain focused on operational excellence, environmental stewardship and implementing a rigorous new capital discipline which should help create long-term value for our shareholders.”
Thomas Nusz commented, “It has been an honor to have led Oasis since its inception in 2007 and a privilege to work closely with my very talented and dedicated management team and employees. I greatly appreciate the support that they provided me during my tenure and look forward to their future success.”
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties, including those detailed in the Company's filings with the SEC, including the Company's most recent Form 10-Q and its 2019 Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. There is no assurance that the goals, expectations, and timing herein can or will be met. In addition, any forward-looking statements represent the Company's estimates only as of today and should not be relied upon as representing its estimates as of any future date. Oasis assumes no obligation to update its forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.
About Oasis Petroleum Inc.
Oasis Petroleum, Inc. is an independent exploration and production company with quality and sustainable long-lived assets in the Williston and Delaware Basins. The Company is uniquely positioned with a best-in-class balance sheet and is focused on rigorous capital discipline and generating free cash flow by operating efficiently, safely and responsibly to develop its unconventional onshore oil-rich resources in the continental United States. For more information, please visit the Company’s website at www.oasispetroleum.com.
For further information: Douglas E. Brooks, Chief Executive Officer and Board Chair; Michael H. Lou, Chief Financial Officer and Executive Vice President; and Bob Bakanauskas, Director, Investor Relations, (281) 404-9600.